UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CORELOGIC, INC.

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CoreLogic Provides Update on Strategic Review Process;

Issues Open Letter to Shareholders

Written indications of interest received from multiple parties at values of at least $80 per share

Irvine, Calif., November 9, 2020 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today provided an update on its review of strategic alternatives to correct misinformation in the market.

The CoreLogic Board’s review of strategic alternatives is progressing well. We have received written indications of interest in acquiring the Company at values of at least $80 per share from multiple competing parties. This is more than $1 billion — or over 20% — above the Senator/Cannae proposal. Interested parties are receiving due diligence access after executing customary confidentiality agreements. Additional credible parties have indicated they are preparing to join the process.

CoreLogic is providing this information to correct the steady stream of baseless misinformation reportedly being pumped into the market by Senator/Cannae. Building off the record operating and financial performance over the past year, along with the growing strength of the business and multi-year forecasts, CoreLogic’s Board has positioned shareholders to maximize value. Interested parties have cited the strength of our performance and positive multi-year outlook as reasons supporting their interest at levels of at least $80 per share.

Senator/Cannae, on the other hand, first urged CoreLogic shareholders to accept a woefully inadequate $65 per share proposal. Next, they attacked CoreLogic for not pursuing an auction based on a $66 per share proposal. Then, they advocated signing an agreement at $66 per share with a go-shop provision (a value-destructive path that would have taken substantial value from our shareholders). During the entire time, they have self-servingly sought to deny CoreLogic’s value proposition. CoreLogic’s Board has been proven right to reject these pressure tactics by Senator/Cannae — all of which have been proven to be harmful to the interests of CoreLogic shareholders.

Most recently, CoreLogic has learned that Senator/Cannae are suggesting to market participants that our strategic review process is somehow not real – yet another false assertion. The facts are clear: interested parties recognize that our process is real and have engaged at levels far in excess of what Senator/Cannae were willing to pay.

The bottom line is that the Board and management team are laser-focused on value maximization. These are the facts:

•	We are delivering outstanding operating and financial results.

•	The Board correctly rejected an opportunistic lowball bid by Senator/Cannae despite an aggressive stream of hostile pressure tactics.

•	The Board is overseeing a rigorous strategic review to pursue value maximization.

•	The strategic review process has already secured multiple expressions of interest of at least $80 per share from credible parties.

In connection with this update, CoreLogic issued an open letter and fact sheet to CoreLogic shareholders reiterating the Board’s commitment to maximizing shareholder value. The letter and fact sheet are posted online at CoreLogicValue.com. The text of the letter follows:

November 9, 2020

Dear Fellow CoreLogic Shareholder,

VOTE AGAINST THE SENATOR/CANNAE PROPOSALS

CoreLogic is firing on all cylinders and delivering outstanding financial and operational performance. Building on an excellent first half of 2020, we recently announced record third quarter financial results — the strongest operational and financial performance in our history. We are delivering record revenues, record adjusted EBITDA and cash flow, and returning substantial capital to shareholders. We have high confidence this strong momentum will continue in 2021 and 2022. Our confidence reflects the robust underlying trends in the markets we serve, our increasing recurring revenue, substantial new business wins, and share gains which are driving accelerating growth in our non-mortgage business and continuing profitability increases.

This backdrop of strong performance, increasing momentum, and high visibility into our growth trajectory puts the Company in a position of strength – and the Board’s strategic review has already generated multiple written indications of interest in the $80+ per share range. Importantly, it has validated the Board’s decision to unanimously reject Senator/Cannae’s $66 per share proposal which dramatically undervalued CoreLogic.

Yet, despite the uncontestable evidence that Senator/Cannae were wrong on value and not aligned with shareholders’ best interests, they are continuing to push a proxy fight and seeking to undermine the Company’s value and the Board’s strategic review. Senator/Cannae are trying to install nominees who they paid to participate in this proxy fight in support of a $66 per share proposal – a proposal which has been clearly proven to be woefully inadequate. These nominees should not be trusted to maximize value for shareholders.

CORELOGIC’S BOARD IS CONDUCTING A THOROUGH STRATEGIC REVIEW WHICH HAS ALREADY RESULTED IN MULTIPLE EXPRESSIONS OF INTEREST AT LEVELS FAR IN EXCESS OF SENATOR/CANNAE’S LOWBALL PROPOSAL

CoreLogic’s Board has been meeting weekly and is actively overseeing the strategic review process. Contrary to what Senator/Cannae’s continuing misinformation campaign would have you believe, this is a genuine process. We believe our Board’s decisions on process and timing position us to maximize value for shareholders. Consider the following:

•	Senator/Cannae wanted us to run an auction this summer anchored to a $66 proposal, which would have resulted in proposals at levels far below what our Board has achieved.

•	While they were pushing their lowball proposal, they were simultaneously attempting to undermine the Company’s value with a stream of mischaracterizations and false statements.

•

Instead of capitulating to that pressure, the Board provided transparency to shareholders regarding our upward trajectory and value proposition and continued to focus on delivering record results and a high-confidence outlook.

•	Our record performance crystallized third-party interest at $80+ per share; we believe soliciting interest earlier would have resulted in lower values.

The bottom line is that our Board is laser-focused on maximizing value and has always done, and will always do, the right thing for shareholders.

We have received written indications of interest from multiple parties expressing interest in an acquisition of the Company in the $80+ per share range, and we have proactively reached out to other potentially interested parties. We have publicly committed to engaging with all credible potential buyers who express interest at an appropriate price level and sign a standard NDA.

CORELOGIC’S BOARD IS THE RIGHT GROUP TO OVERSEE OUR ONGOING STRATEGIC REVIEW, WHILE SENATOR/CANNAE’S NOMINEES LACK EXPERIENCE AND QUALIFICATIONS AND WOULD UNDERMINE THE PROCESS

CoreLogic’s Board is comprised of 12 highly qualified industry leaders – including five appointed within the last four years – with track records of shareholder value creation and deep expertise aligned with our business, including:

•	All 12 directors have real estate, insurance, and/or technology experience.

•	9 of 12 directors have financial and/or public company M&A experience.

•	7 of 12 directors have private equity/investing experience.

•	7 of 12 directors have public company CEO/CFO/COO experience.

CoreLogic’s Board has overseen a successful transformation that has led to record earnings and cash flow in 2020, substantial capital return to shareholders, and high visibility into strong growth and further margin expansion in 2021 and 2022, all of which has made us more attractive to potential buyers. CoreLogic’s Board is in the best position to review strategic alternatives — having overseen M&A transactions with a combined value in excess of $30 billion and taken decisive actions to ensure CoreLogic’s continued success.

CoreLogic’s entire Board is up for election at the 2021 Annual Meeting and expects to be judged by shareholders based on the way we conduct the review process. It is the Board’s successful strategy that has shielded shareholders from the value destruction of Senator/Cannae’s lowball $66 proposal and generated interest from multiple parties at $80+ per share — an improvement of more than $1 billion from Senator/Cannae’s proposal.

Senator/Cannae are trying to replace the Board that has overseen a strategy that has created substantial shareholder value with candidates nominated in support of a woefully inadequate proposal. Not only do their candidates lack the breadth and depth of experience that CoreLogic’s current directors possess, they signed on to Senator/Cannae’s campaign to start an auction at a low price, which we believe would have resulted in much lower proposals than CoreLogic’s Board has recently obtained. Consider that these candidates are tethered to an activist that has:

•	Executed a campaign characterized by misstatements, outright falsehoods, and attempts to undercut shareholder value.

•	Repeatedly attacked CoreLogic’s performance and been proven wrong.

•	Disseminated misinformation and urged shareholders to take a $66 zero premium proposal with a half-baked go-shop provision, which would have left substantial value on the table.

•	Demonstrated a lack of understanding about how to maximize shareholder value.

•

Attempted to undermine the Board’s strategic review by advocating for a rushed process that would not maximize value for shareholders and making false statements about the Board’s sincerity in order to sow uncertainty with potential buyers.

•	Created a massive distraction to the business and the strategic review by attempting to upend the Board that has engaged in a very successful strategy.

It is clear that Senator/Cannae are focused on their own interest and agenda – not the best interests of other CoreLogic shareholders. The fact is they have been completely wrong at every turn about how to execute a process to maximize value for shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT — A VOTE AGAINST REMOVAL OF THE CORELOGIC DIRECTORS IS IN YOUR BEST INTERESTS

We strongly urge you to vote today on the WHITE proxy card AGAINST all of the Special Meeting agenda items. Simply discard any Gold proxy card you may receive from Senator/Cannae. If you have inadvertently already used the Gold proxy card to vote your shares, you have every right to revoke your prior vote by simply using the WHITE proxy card to vote again, as only your latest-dated proxy will count.

Thank you for your continued support.

Paul Folino	Frank Martell
Chairman of the Board	President and Chief Executive Officer

The CoreLogic Board of Directors urges shareholders to vote AGAINST all of Senator/Cannae’s proposals using the WHITE proxy card

You can easily vote by mail, phone, or online as follows:

•	You can simply sign, date and return the WHITE proxy card/voting instruction form by mail in the envelope provided.

•	OR, even easier, you can vote by phone or by Internet:

•

Just locate the Control Number on the WHITE proxy card or voting instruction form and have it handy when you access the telephone number or website indicated on your proxy card/voting instruction form.

•	Follow the simple prompts provided on the phone or website.

If you have questions about how to vote your shares, please contact:

Innisfree M&A Incorporated

Toll-free at (877) 750-9498 (from the U.S. and Canada)

or

+1 (412) 232-3651 (from other locations)

Thank you for your support!

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy, and protect their homes. For more information, please visit www.corelogic.com.

Safe Harbor/Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results and the near and long-term consequences of the unsolicited proposal we received from Senator Investment Group, LP (“Senator”) and Cannae Holdings, Inc. (“Cannae”) on June 26, 2020, as revised on September 14, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the Securities and Exchange Commission. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on our ability to repurchase our shares; changes in prices at which we are able to repurchase our shares; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; uncertainties regarding the outcome of any discussions with third parties indicating an interest in acquiring CoreLogic; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. CoreLogic can offer no assurances that it will enter any transaction in the future or, if entered into, what the terms of any such transaction would be. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CLGX-F

Contacts

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard/Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com